Exhibit 4.45

Green Line of Credit Supplementary Agreement     Ref:

[Unofficial English Translation]

Important Tips

Party A is requested to carefully read the full text of this Supplementary Agreement, especially the terms marked with ▲▲. In case of any doubt, please timely submit it to Party B for explanation.

Party A: United Time Technology Co., Ltd.

Legal Representative (Person in Charge): Bao Minfei

Legal address: F2.64D-403, Tianzhan Building, Tian’an Chegongmiao, Xiangmi Lake, Futian District, Shenzhen

Mailing address: Software Industry Base, Nanshan District, Shenzhen

Party B: Bank of Communications Co., Ltd. Shenzhen Branch (Sub-branch)

Person in charge: Tang Ling

Mailing address: Bank of Communications Building, Century Place, No. 3018, Middle Shennan Road, Futian District, Shenzhen

Whereas, both Party A and Party B jointly signed the ---No.--(hereinafter referred to as the Original Contract) on the date of MM/DD/YY, both parties, in accordance with the Green Line Credit Guidelines (CBRC No. 4 [2012]), Notice on Printing and Issuing Key Evaluation Indicators for the Implementation of Green Line Credit (CBRC No. 186 [2014]) and other regulatory requirements, agree as follows on Party A’s strengthening of environmental and social risk management: Article 1 The following contents will be added as “representations and warranties” under the Original Contract.

1.1 Party A’s internal management documents related to environmental and social risks shall comply with the requirements of laws and regulations and be effectively implemented;

1.2 Party A shall not be involved in major litigation cases related to environmental and social risks;

1.3 All Party A’s behaviors and performances related to environmental and social risks shall comply with the regulations.

Article 2 The following contents will be added as Party A’s obligations under the Original Contract

2.1 Establish and improve the internal system for management of environmental and social risks, and specify the responsibilities, obligations and punishment measures of Party A’s relevant responsible personnel in detail;

2.2 Establish and improve the emergency mechanism and measures for environmental and social risk emergencies;

2.3 Establish a dedicated department and/or designate specialized personnel to be responsible for environmental and social risk issues;

2.4 Cooperate with Party B or a third party approved by it to inspect Party A’s assessment on environmental and social risks;

2.5 Respond appropriately or take other necessary actions in the event that the public or other stakeholders strongly question Party A’s performance in controlling the environmental and social risks;

2.6 Urge Party A to strengthen the management of the vital related parties to prevent their environmental and social risks from spreading to Party A;

2.7 Perform other obligations that Party B considers to be related to the control of environmental and social risks.

▲▲ Article 3 The following matters will be added as “matters that shall be notified in writing within 7 days after their occurrence or possible occurrence” under the Original Contract, and Party A shall notify Party B of these matters within the time specified above:

3.1 All kinds of permits, examinations and approvals related to environment and social risks in the process of commencement, construction, operation and shutdown;

3.2 The assessment and inspection of Party A’s environmental and social risks by the environmental and social risk regulatory agency or its accredited institution;

3.3 The construction and operation of supporting environmental facilities;

3.4 Pollutant discharge and compliance;

3.5 Employees’ safety and health;

3.6 Major complaints and protests from neighboring communities against Party A;

3.7 Significant environmental and social claims;

3.8 Other major circumstances that Party B considers to be related to environmental and social risks.

▲▲ Article 4 The following events will be added as an “Early Expiry Event” and/or a “Line Adjustment Event” under the Original Contract. In case of any of the following events, Party B shall have the right to take one, several or all of the measures agreed in the Original Contract:

(1) Party A violates any agreement in this Supplementary Agreement;

(2) Any representation or warranty made by Party A in this Supplementary Agreement is false, inaccurate or misleading;

(3) Party A is punished by relevant government departments for poor management of environmental and social risks;

(4) Relevant situations that have been strongly questioned by the public and/or the media due to poor management of environmental and social risks are verified to exist;

(5) Party A violates its obligations agreed with Party B in other contracts to manage the environmental and social risks.

Article 5 In case of any discrepancy between this Supplementary Agreement and the Original Contract, provisions in this Supplementary Agreement shall be applicable to matters related to Party A’s strengthening of environmental and social risk management, and other matters shall be subject to the Original Contract.

Article 6 This Supplementary Agreement shall come into force upon being signed (or sealed) by the legal representative or authorized representative of Party A and stamped with its official seal, and signed (or sealed) by the responsible person or authorized representative of Party B and stamped with its unit seal.

Party A has read through all the terms of this Agreement, and Party B has made a detailed explanation at the request of Party A. When signing this Supplementary Agreement, Party A has no doubts or objections to all contents thereof, and understands the meanings and legal consequences of the terms hereof, especially those marked with ▲▲.

Party A: United Time Technology Co., Ltd. (Seal) (Official seal)	Party B: (Unit seal)

Legal representative or authorized representative: (Signature or Seal) Bao Minfei (Seal)	Person in charge or authorized representative: (signature or seal)

Signature date: MM/DD/YY	Signature date: MM/DD/YY